Exhibit 99.1

GREENHUNTER RESOURCES INTERIM-CEO, PRESIDENT &

COO TO PRESENT AT OGIS IPAA CONFERENCE IN SAN FRANCISCO

Presentation to Include Operational Update and Discussion of

Increased Revenue Guidance for 2013

GRAPEVINE, TEXAS, September 27, 2013 — Mr. Jonathan D. Hoopes, Interim-CEO, President and Chief Operating Officer of GreenHunter Resources, Inc. (NYSE MKT: GRH and GRH.PRC) (the “Company”), will present Monday, September 30th at 1:30 PM PDT (4:30 PM EDT) to the Oil & Gas Investment Symposia, IPAA, being held at the Palace Hotel in San Francisco, CA.

Mr. Hoopes will also provide an update on the Company’s Oilfield Fluid Management Solutions™ business activity in the unconventional shale resource plays. The operations and finance update will include:

•	Recent $3.2 million private placement of non-dilutive Series C equity

•	Record current volumes of fluid transport, fluid disposal and water treatment activities

•	Raise 2013 expected revenues guidance to a range of $36 million to $40 million (from $31.6 million)

•	Visibility of a strong outlook into early-2014

A live webcast of Mr. Hoopes’ presentation can be accessed at the following Internet address:

http://www.investorcalendar.com/CEPage.asp?ID=171589

About GreenHunter Water, LLC (a wholly owned subsidiary of GreenHunter Resources, Inc.)

GreenHunter Water, LLC provides Oilfield Fluid Management Solutions™. An understanding that there is no single solution to E&P fluids management drives GreenHunter’s technology-agnostic approach to services. In addition to licensing of and joint ventures with manufacturers of mobile water treatment systems (Frac-Cycle®), GreenHunter Water is expanding capacity of UIC Class II salt water disposal facilities, next-generation modular above-ground storage systems (MAG Tank™), advanced hauling and barge logistics services and 21st Century tracking technologies (RAMCAT™) that help oil and gas producers comply with emerging regulations and reduce operating costs.

For a visual animation of the Class II Salt Water Disposal well development and completion technique that is being utilized in GreenHunter Water’s Appalachia, Eagle Ford, Mississippian Lime and Bakken SWD program, navigate to the video by clicking on “Salt Water Disposal Animation” button on the Operations tab at GreenHunterResources.com or click here.

Additional information about GreenHunter Water may be found at www.GreenHunterWater.com

Forward-Looking Statements

Any statements in this press release about future expectations and prospects for GreenHunter Resources and its business and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the substantial capital expenditures required to fund its operations, the ability of the Company to implement its business plan, government regulation and competition. GreenHunter Resources undertakes no obligation to update these forward-looking statements in the future.

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For Further Information Contact:

GreenHunter Resources, Inc.

Jonathan D. Hoopes

Interim CEO, President and COO

1048 Texan Trail

Grapevine, TX 76051

Tel: (972) 410-1044

jhoopes@greenhunterresources.com